Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE DISTRIBUTION

FEBRUARY 9, 2005

SUBJECT: FINANCIAL RESULTS

Contact:	Peter Zentz
Corporate Communications Manager
or
Frank Dunne, Vice President, CFO & Treasurer
(508) 563-1000

Benthos Announces First Quarter 2005 Profit on Sales Increase of 31%

NORTH FALMOUTH, MASSACHUSETTS, FEBRUARY 9, 2005…BENTHOS, INC. (NASDAQ: BTHS) today reported financial results for the first quarter of fiscal year 2005 ended December 31, 2004. Net sales for the quarter were $5,019,000, an increase of 31.3% from sales of $3,823,000 in the first quarter of the previous fiscal year. Net income for the quarter was $161,000, or $0.10 per diluted share, compared to a net loss of $187,000, or ($0.14) per share, in the first quarter of fiscal 2004.

In the Undersea Systems Division, first quarter 2005 sales were $3,424,000, a 39.7% increase compared to sales of $2,451,000 in the same period last year. Sales in the TapTone Package Inspection Systems Division in the first quarter of fiscal 2005 were $1,595,000, a 16.3% increase from sales of $1,372,000 in the first quarter of fiscal 2004.

Commenting on today’s announcement, Ronald L. Marsiglio, Benthos President and CEO, said, “We are pleased to report a strong first quarter and good start to fiscal 2005. Sales in both of our Divisions are up over the prior year’s first quarter, and gross profit as a percent of sales was 41.0% compared to 37.7% in the same period of fiscal 2004.”

Marsiglio continued, “The Undersea Systems Division is showing steady growth and we continue to receive significant orders. These include a $1 million order for GeoPoint™ hydrophones announced in early January, as well as another recent order of approximately $750,000 for additional GeoPoint hydrophones. These hydrophones are used for offshore oil and gas exploration, a market sector that remains active for Benthos.”

“In addition, Canada Border Services Agency (formerly Canada Customs and Revenue Agency) has recently ordered another five Stingray remotely operated vehicle (ROV) systems to be added to the fleet of five systems that were put into use throughout Canada in March 2004. The units have proven to be highly successful in finding and identifying objects illegally attached to ship hulls below the water line and will continue to be used by the Canada Border Services Agency in port and harbor security operations. The Stingray ROV is an inspection class ROV well-suited for these applications.”

“During the quarter, a C3D™ swath bathymetry system was delivered to the U.S. Navy. This marks the first sale of the C3D system in the United States and is another sign of progress in gaining industry acceptance of this exciting new technology.”

“The TapTone Package Inspection Systems Division is off to a good start in fiscal 2005. Leading the way are the new TapTone 500 force and compression leak detection systems. These systems are designed for the inspection of carbonated and liquid nitrogen dosed beverage containers, as well as non-pressurized flexible plastic containers. TapTone products now cover the full spectrum of food, beverage, dairy, pharmaceutical and chemical processors’ inspection needs.”

Marsiglio concluded, “While the timing of large orders may cause some unevenness in quarterly sales, we believe Benthos is on track for another solid year of improvement.”

Benthos, Inc., through its Undersea Systems Division, designs, manufactures, sells and services a variety of oceanographic products for underwater tasks; and through its TapTone Package Inspection Systems Division makes systems for testing consumer packages made of glass, metal or plastic. The common stock of the Company is traded on the Nasdaq SmallCap market under the symbol BTHS. For more information, Benthos can be found on the Internet at www.benthos.com.

Forward Looking Statements

The statements in this news release relating to plans, strategies, economic performance and trends and other statements that are not descriptions of historical facts are “forward-looking statements” within the meaning of the Federal Securities Laws. Forward-looking statements are based on management’s current assumptions and expectations, which are inherently subject to risks and uncertainties and are difficult to predict. Actual results could differ materially from those currently anticipated due to a number of factors which include: the timing of large project orders, competitive factors, shifts in customer demand, government spending, economic cycles, availability of financing, regulatory changes and other factors. More information about these factors is contained in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those described herein as anticipated, believed, estimated, expected or intended. The Company undertakes no obligation to publicly review or update any forward-looking information, whether as a result of future developments, newly acquired information or other matters.

Benthos, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

(unaudited)

Assets	December 31, 2004	September 30, 2004
Current Assets:
Cash and Cash Equivalents	$650	$241
Accounts Receivable, Net	2,497	3,565
Inventories	3,033	3,149
Prepaid Expenses and Other Current Assets	127	168

Total Current Assets	6,307	7,123

Property, Plant and Equipment, Net	1,265	1,189
Goodwill	576	576
Acquired Intangible Assets, Net	158	218
Other Assets, Net	33	35

	$8,339	$9,141

Liabilities and Stockholders’ Investment
Current Liabilities:
Current Portion of Long-Term Debt	$279	$279
Accounts Payable	740	1,217
Accrued Expenses	1,141	1,558
Customer Deposits	260	302

Total Current Liabilities	2,420	3,356

Long-Term Debt, Net of Current Portion	186	256

Stockholders’ Investment:
Common stock, $.06 2/3 Par Value – Authorized – 7,500 Shares Issued – 1,673 and 1,665 Shares at December 31, 2004 and September 30, 2004, respectively	112	111
Capital in Excess of Par Value	1,690	1,648
Retained Earnings	4,562	4,401
Treasury Stock, at Cost– 270 shares at December 31, 2004 and September 30, 2004	(631)	(631)

Total Stockholders’ Investment	5,733	5,529

	$8,339	$9,141

Benthos, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended
	December 31, 2004	December 31, 2003
Net Sales	$5,019	$3,823

Cost of Sales	2,969	2,381

Gross Profit	2,050	1,442

Selling, General and Administrative Expenses	1,298	1,183
Research and Development Expenses	477	370
Amortization of Acquired Intangibles	60	60

Income (Loss) from Operations	215	(171)
Interest Expense	(8)	(16)

Income (Loss) before Income Taxes	207	(187)
Provision for Income Taxes	46	—

Net Income (Loss)	$161	$(187)

Basic Earnings (Loss) Per Share	$0.12	$(0.14)

Diluted Earnings (Loss) Per Share	$0.10	$(0.14)

Weighted Average Number of Shares Outstanding	1,398	1,383

Weighted Average Number of Shares Outstanding, assuming dilution	1,598	1,383